Exhibit 99.1

Royal Gold Reports First Quarter 2019 Results

DENVER, COLORADO.  OCTOBER 31, 2018: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) reports net income of $15.0 million, or ($0.23 per share), on revenue of $100.0 million in its fiscal first quarter ended September 30, 2018 (“first quarter”).  Earnings were primarily impacted by lower sales as previously guided, lower metal prices, higher legal expenses and the adoption of new accounting guidance for equity securities.

First Quarter Highlights Compared to Prior Year Quarter:

•                  Revenue of $100.0 million, a decrease of 11.1%

•                  Operating cash flow of $44.6 million, a decrease of 37.7%

•                  Volume of 82,400 GEOs,(1) a decrease of 6.4%

•                  Dividends paid of $16.4 million, an increase of 4.4%

•                  Average gold price of $1,213 per ounce, a decrease of 5.1%

“As expected, deliveries from Mount Milligan during the first quarter were lower due to the suspension of operations earlier in the calendar year associated with water availability issues,” commented Tony Jensen, President and CEO.  “Peñasquito and Pueblo Viejo production were also lower but the operators expect improvements in the December quarter with higher grade ore anticipated.”

“Looking forward to long term value, we made important advancements during the first quarter by resolving the Voisey’s Bay royalty dispute and completing a preliminary economic assessment on the Peak Gold project, and Mount Milligan and Rainy River mill throughputs have recently improved to targeted levels.  Our financial position continues to strengthen with over $1.1 billion in capacity to take advantage of new business opportunities.”

Recent Developments

Mount Milligan

The temporary shutdown of the Mount Milligan processing facility that occurred earlier in calendar 2018 due to a lack of sufficient water sources resulted in a decrease in our gold and copper stream deliveries from the project during the first quarter.

On September 14, 2018, Centerra Gold Inc. (“Centerra”) reported that Mount Milligan received

(1)         Gold Equivalent Ounces, (“GEOs”) are calculated as revenue divided by the average gold price for the same period. GEOs net of stream payments were 68,800 in the first quarter, compared to 72,000 in the prior first quarter, respectively.

approval to access certain short-term water sources until November 15, 2018.  On October 31, 2018, Centerra provided the following update:  Centerra has made applications for certain additional / extended water sources until 2021.  Discussions are under way with regulators, First Nations and other affected stakeholders regarding these applications and Centerra expects that access to these sources may be granted as early as the end of January 2019.  However, these applications have not yet been granted and as the flow from the approved short-term water sources declines during the calendar fourth quarter and during the remainder of the winter season, Centerra expects to reduce Mount Milligan throughput to properly manage its water balance until the water flow increases in the spring.

In addition, development of a long-term water supply plan and methodology to assess water sources is under way, and applications and government review of that methodology are expected to commence within the fourth calendar quarter of 2018.  Centerra’s expectation is that its updated long-term water source (or sources) will be available from and after 2021 for the entire mine life.

Processing operations were impacted during the first quarter by unplanned shutdowns for primary crusher maintenance in July and maintenance to repair transformer damage from a lightning strike in September.  Although these two events reduced operating days, Centerra reaffirmed their annual guidance expectation.  Plant performance for the first quarter averaged 40,805 tonnes per calendar day, or approximately 55,000 tonnes per operating day, while throughput in August was 61,135 tonnes per operating day.

Resolution of Voisey’s Bay Royalty Dispute

On September 14, 2018, Royal Gold announced that the Labrador Nickel Royalty Limited Partnership (“LNRLP”) entered into an agreement with Vale Canada Limited (“Vale”) and certain of its subsidiaries to comprehensively settle long-standing litigation related to calculation of LNRLP’s 3% royalty on the sale of all concentrates produced from the Voisey’s Bay mine in Newfoundland and Labrador, Canada.  A wholly owned indirect subsidiary of Royal Gold is the general partner and 90% owner of LNRLP, with the remaining 10% owned by a subsidiary of Altius Minerals Corporation (“Altius”).

During the three months ended September 30, 2018, Royal Gold recognized royalty revenue for Voisey’s Bay metal production attributable to our 90% share of LNRLP of approximately $2.4 million and $2.0 million for the June 30 and September 30, 2018 quarters, respectively, based on a new royalty calculation method effective for all production after April 1, 2018.  We expect that regular quarterly royalty payments will be received 45 days after the end of each calendar quarter for the duration of the remaining mine life.

Completion of Preliminary Economic Assessment for the Peak Gold Project

On September 24, 2018, Royal Gold announced that the Peak Gold joint venture, of which our Royal Alaska, LLC subsidiary owns a 40% interest, completed a Preliminary Economic Assessment (“PEA”) on the Peak Gold Project located near Tok, Alaska.  In summary, the PEA contemplates open pit mining 9.3 million tonnes of mineralized material grading 3.99 grams per tonne gold, and presents attractive economics at a base case gold price of $1,250 per ounce and a silver price of $17.00 per ounce, with an eight year mine life, 24-month preproduction period and cash costs after sustaining capital of approximately $470 per ounce.  Further details of the PEA are found in our September 24, 2018 press release entitled “Royal Gold Announces Preliminary Economic Assessment for the Peak Gold Project” on our website.

The estimates from the PEA must be regarded as preliminary and do not provide assurance that a mine can or will be developed at the Peak Gold Project.  Substantial further work, including a full-scale feasibility study, would be required to confirm and refine these estimates. Accordingly, there can be no certainty that the results of the PEA will be realized even if Peak Gold decides to proceed with the mine plan described in the PEA at any point in the future.

Royal Gold also owns two net smelter return royalties on the Peak Gold Project.

Purchase of Shares of Contango Ore, Inc.

Subsequent to the quarter end on October 3, 2018, Royal Gold acquired the second and final tranche of 127,188 shares of Contango ORE, Inc. (“CORE”), our joint venture partner in the Peak Gold Project, common stock for consideration of $26 per share, pursuant to a Stock Purchase Agreement entered into on April 5, 2018 between Royal Gold and certain individual stockholders of CORE.  With the purchase of this second tranche, Royal Gold owns 809,744 shares of CORE common stock, representing approximately 13.2% of the shares outstanding.

First Quarter 2019 Overview

First quarter revenue was $100.0 million compared to $112.5 million in the prior year quarter, with stream revenue totaling $70.0 million and royalty revenue totaling $30.0 million.  The decrease in total revenue for the first quarter compared to the prior year quarter was due to lower average gold, silver and copper prices, as well as lower overall sales and production.  Lower stream sales from Mount Milligan and Pueblo Viejo were partially offset by higher sales from Andacollo and initial contributions from Rainy River, while a decrease in royalty revenue was due to lower production at Peñasquito and Cortez.

First quarter cost of sales was approximately $16.5 million, compared to $20.4 million in the prior year quarter.  The decrease was primarily due to lower stream sales from Mount Milligan partially offset by higher stream sales at Andacollo.  Cost of sales is specific to our stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

General and administrative expenses increased to $9.9 million in the first quarter from $6.9 million during the prior year quarter.  The increase during the current period was primarily due to greater legal costs related to the settlement of the Voisey’s Bay royalty calculation dispute.

Exploration costs attributable to Royal Gold’s controlling membership interest in the Peak Gold Project increased to $1.8 million in the first quarter from $1.2 million in the prior year quarter.  Royal Gold’s membership interest in the Peak Gold JV was 40% and 35.8% during the quarters ended September 30, 2018 and 2017, respectively.

Depreciation, depletion and amortization expense increased to $42.6 million in the first quarter from $39.7 million in the prior year quarter.  The increase was primarily due to additional depletion from the Voisey’s Bay royalty interest.

As a result of the adoption of new Accounting Standards Update (“ASU”) guidance, we recognized a loss on changes in fair value of equity securities related to our holdings in CORE and Rubicon Minerals Corporation of $1.5 million for the three months ended September 30, 2018.  The new ASU guidance, which impacts how we recognize changes in fair value on our equity securities at each reporting period, was adopted on July 1, 2018.  The new guidance could increase our earnings volatility in the future.

We recognized first quarter income tax expense of $4.1 million, compared to $7.5 million during the prior year quarter.  Our effective tax rate for the first quarter was 25.6% compared to 22.1% for the prior year quarter.  The increase in the effective rate was primarily due to fewer tax benefits attributable to equity award vesting and exercise in the current quarter compared to the prior year quarter.

At September 30, 2018, we had current assets of $159.4 million compared to current liabilities of $37.4 million, resulting in working capital of $122.0 million.  This compares to current assets of $125.8 million and current liabilities of $51.4 million at June 30, 2018, resulting in working capital of $74.4 million.

During the first quarter, liquidity needs were met from $83.5 million in net revenue and our available cash resources.  As of September 30, 2018, the Company had no amount outstanding and the full $1 billion available under its revolving credit facility.  Working capital, combined with the Company’s undrawn revolving credit facility, resulted in approximately $1.1 billion of total liquidity at September 30, 2018.

Property Highlights

A summary of first quarter and historical production reported by operators of our stream and royalty properties can be found on Tables 1 and 2.  Calendar year 2018 operator production estimates for certain properties in which we have interests compared to actual production at those properties through September 30, 2018 can be found on Table 3.  Results of our streaming business for the first quarter, compared to the prior year quarter, can be found on Table 4.  Highlights at certain of the Company’s principal producing and development properties during the first quarter, compared to the prior year quarter, are detailed in our Quarterly Report on Form 10-Q.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests.  As of November 1, 2018, the Company owns interests on 191 properties on six continents, including interests on 40 producing mines and 18 development stage projects.  Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Alistair Baker

Director, Business Development

(720) 554-6995

Note:  Management’s conference call reviewing the first quarter results will be held on Thursday, November 1, 2018, at noon Eastern Time (10:00 a.m. Mountain Time).  The call will be webcast and archived on the Company’s website for a limited time.

First Quarter Earnings Call Information:

Dial-In Numbers:	855-209-8260 (U.S.); toll free
855-669-9657 (Canada); toll free
412-542-4106 (International)
Conference Title:	Royal Gold
Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about future production contributions from Peñasquito, Pueblo Viejo, Mount Milligan and Rainy River, future contributions from Voisey’s Bay, the results of the Peak Gold preliminary economic assessment and attractive economics presented therein, strengthening financial position, access to capital and taking advantage of new business opportunities, the impact of temporary shutdowns and restarts of mill processing operations at Mount Milligan, the availability of sufficient water resources to avoid future potential shutdowns and reduced production at Mount Milligan, and operators’ production estimates for calendar year 2018 and their estimates of reserves and mineralized material.  Net gold and metal reserves attributable to Royal Gold’s stream, royalty and other interests are subject to certain assumptions and, like reserves, do not reflect actual ounces that will be produced.  Like any stream, royalty or similar interest on a non-producing or not-yet-in-development project, our interests on development projects are subject to certain risks, such as the ability of the operators to bring the projects into production and operate in accordance with their feasibility studies and mine plans, and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of payments.  In addition, many of our interests are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company’s stream and royalty properties; the ability of operators to finance project construction to completion and bring projects into production as expected, including development stage mining properties, mine and mill expansion projects and other development and construction projects; operators’ delays in securing or inability to secure or maintain necessary governmental permits; decisions and activities of the operators of the Company’s stream and royalty properties; unanticipated grade, environmental, geological, seismic, metallurgical, processing, liquidity or other problems the operators of the Company’s stream and royalty properties may encounter; operators’ inability to access sufficient raw materials, water or power; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s stream and royalty properties; contests to the Company’s stream and royalty interests and title and other defects in the properties where the Company holds stream and royalty interests; errors or disputes in calculating stream deliveries and royalty payments, or deliveries or payments not made in accordance with stream and royalty agreements; economic and market conditions;

changes in laws governing the Company and its stream and royalty interests or the operators of the properties subject to such interests, and other subsequent events; as well as other factors described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information:  Certain information provided in this press release, including production estimates for calendar 2018, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission.  Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

TABLE 1

First Quarter Fiscal 2019

Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(In thousands, except reported production in oz. and lbs.)

		Three Months Ended			Three Months Ended
		September 30, 2018			September, 2017
			Reported				Reported
Stream/Royalty	Metal(s)	Revenue	Production(1)		Revenue		Production(1)
Stream:
Andacollo	Gold	$27,743	22,700	oz.		$12,337	9,700	oz.
Pueblo Viejo		$19,486				$25,403
	Gold		9,200	oz.			12,900	oz.
	Silver		540,200	oz.			536,600	oz.
Mount Milligan		$8,847				$31,952
	Gold		5,500	oz.			18,600	oz.
	Copper		837,100	lbs.			2.6	Mlbs.
Wassa and Prestea	Gold	$8,061	6,500	oz.		$9,070	7,100	oz.
Other(2)		$5,900			$	N/A
Total stream revenue		$70,037				$78,762

Royalty:
Peñasquito		$3,637				$7,796
	Gold		50,300	oz.			133,300	oz.
	Silver		4.2	Moz.			5.9	Moz.
	Lead		29.9	Mlbs.			36.2	Mlbs.
	Zinc		64.2	Mlbs.			92.4	Mlbs.
Cortez	Gold	$603	7,000	oz.		$2,988	29,900	oz.
Other(2)	Various	$25,715	N/A			$22,930	N/A
Total royalty revenue		$29,955				$33,714
Total Revenue		$99,992				$112,476

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended(1)
Property	Operator	Stream/Royalty	Metal(s)	Sep. 30, 2018		Jun. 30, 2018		Mar. 31, 2018		Dec. 31, 2017		Sep. 30, 2017
Stream:
Mount Milligan(3)	Centerra	35% of payable gold	Gold	5,500	oz.	20,700	oz.	25,800	oz.	12,600	oz.	18,600	oz.
		18.75% of payable copper	Copper	0.8	Mlbs.	1.6	Mlbs.	4.3	Mlbs.	1.8	Mlbs.	2.6	Mlbs.
Pueblo Viejo	Barrick (60%)	7.5% of gold produced up to 990,000 ounces; 3.75% therafter	Gold	9,200	oz.	13,200	oz.	8,500	oz.	14,500	oz.	12,900	oz.
		75% of payable silver up to 50 million ounces; 37.5% therafter	Silver	540,200	oz.	616,300	oz.	260,800	oz.	469,600	oz.	536,600	oz.
Andacollo	Teck	100% of gold produced	Gold	22,700	oz.	12,400	oz.	5,400	oz.	17,000	oz.	9,700	oz.
Wassa and Prestea(4)	Golden Star	10.5% of gold produced up to 240,000 ounces; 5.5% therafter	Gold	6,500	oz.	2,800	oz.	6,300	oz.	6,800	oz.	7,100	oz.
Royalty:
Peñasquito	Goldcorp	2.0% NSR
			Gold	50,300	oz.	79,600	oz.	91,200	oz.	71,100	oz.	134,000	oz.
			Silver	4.2	Moz.	5.0	Moz.	5.0	Moz.	5.1	Moz.	5.9	Moz.
			Lead	29.9	Mlbs.	26.6	Mlbs.	26.0	Mlbs.	33.4	Mlbs.	36.2	Mlbs.
			Zinc	64.2	Mlbs.	73.7	Mlbs.	88.0	Mlbs.	94.4	Mlbs.	92.4	Mlbs.
Cortez	Barrick	GSR1 and GSR2, GSR3, NVR1	Gold	7,000	oz.	3,900	oz.	18,900	oz.	25,000	oz.	29,900	oz.

FOOTNOTES

Tables 1 and 2

(1)         Reported production relates to the amount of metal sales that are subject to our stream and royalty interests for the stated period, as reported to us by operators of the mines.

(2)         Individually, no stream or royalty included within the “Other” category contributed greater than 5% of our total revenue for either period.  The “Other” category for streams is our Rainy River gold and silver stream.

(3)         Reflects the October 20, 2016 amendment to our Mount Milligan streaming agreement. Prior to the amendment, Royal Gold held a 52.25% gold stream.

(4)         The gold stream percentage at Wassa and Prestea increased to 10.5% from 9.25%, effective
January 1, 2018.

TABLE 3

Calendar 2018 Operator’s Production Estimate vs Actual Production

	Calendar 2018 Operator’s Production			Calendar 2018 Operator’s Production
	Estimate(1)			Actual(2),(3)
	Gold	Silver	Base Metals	Gold	Silver	Base Metals
Stream/Royalty	(oz.)	(oz.)	(lbs.)	(oz.)	(oz.)	(lbs.)
Stream:
Andacollo(4)	66,700			43,300
Mount Milligan(5)	175,000 - 195,000			134,700
Copper			40 - 47 million			35.3 million
Pueblo Viejo(6)	575,000 - 590,000	Not provided		415,000	Not provided
Wassa and Prestea(7)	225,000 - 235,000			175,900
Royalty:
Cortez GSR1	48,300			29,100
Cortez GSR2	2,200			700
Cortez GSR3	50,500			29,800
Cortez NVR1	31,600			18,100
Peñasquito(8)	310,000	Not provided		220,000	14.1 million
Lead			160 million			82.5 million
Zinc			300 million			225.9 million

(1)         Production estimates received from our operators are for calendar 2018.  There can be no assurance that production estimates received from our operators will be achieved.  Please refer to our cautionary language regarding forward-looking statements and the statement regarding third party information contained in this press release, as well as the Risk Factors identified in Part I, Item 1A, of our Fiscal 2018 Form 10-K for information regarding factors that could affect actual results.

(2)         Actual production figures shown are from our operators and cover the period January 1, 2018 through
September 30, 2018.

(3)         Actual production figures for Cortez are based on information provided to us by Barrick Gold Corporation, and actual production figures for Andacollo, Mount Milligan, Pueblo Viejo, Peñasquito (gold) and Wassa and Prestea are the publicly reported figures of the operators of those properties.

(4)         The estimated and actual production figures shown for Andacollo are contained gold in concentrate.

(5)         The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate.

(6)         The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent Barrick’s 60% interest gold produced from Pueblo Viejo.  The operator did not provide estimated silver production.

(7)         The estimated gold production figures shown for Wassa and Prestea are payable gold in concentrate and doré.

(8)         The estimated and actual gold production figures shown for Peñasquito are payable gold in concentrate and doré.  The estimated and actual lead and zinc production figures shown are payable lead and zinc from concentrate.  The operator did not provide estimated silver production and the actual silver production figure shown is payable silver in concentrate and doré.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2018		September 30, 2017		September 30, 2018	June 30, 2018
Gold Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Andacollo	15,300	22,700	13,000	9,600	—	7,400
Mount Milligan	12,600	5,500	18,700	18,600	7,400	300
Pueblo Viejo	8,900	9,200	10,500	12,900	8,900	9,200
Wassa and Prestea	6,500	6,500	7,400	7,100	3,900	3,900
Rainy River	3,600	4,500	NA	NA	—	800
Total	46,900	48,400	49,600	48,200	20,200	21,600

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2018		September 30, 2017		September 30, 2018	June 30, 2018
Silver Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Pueblo Viejo	509,500	540,200	470,000	536,000	509,500	540,200
Rainy River	35,200	31,500	—	—	36,000	32,300
Total	544,700	571,700	470,000	536,000	545,500	572,500

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2018		September 30, 2017		September 30, 2018	June 30, 2018
Copper Stream	Purchases (Mlbs.)	Sales (Mlbs.)	Purchases (Mlbs.)	Sales (Mlbs.)	Inventory (Mlbs.)	Inventory (Mlbs.)
Mount Milligan	1.6	0.8	2.6	2.6	0.8	—

ROYAL GOLD, INC.

Consolidated Balance Sheets

(In thousands except share data)

	September 30, 2018	June 30, 2018

ASSETS
Cash and equivalents	$117,078	$88,750
Royalty receivables	25,106	26,356
Income tax receivable	6,381	40
Stream inventory	10,011	9,311
Prepaid expenses and other	854	1,350
Total current assets	159,430	125,807
Stream and royalty interests, net	2,458,615	2,501,117
Other assets	54,821	55,092
Total assets	$2,672,866	$2,682,016
LIABILITIES
Accounts payable	$5,055	$9,090
Dividends payable	16,376	16,375
Income tax payable	8,012	18,253
Withholding taxes payable	2,551	3,254
Other current liabilities	5,377	4,411
Total current liabilities	37,371	51,383
Debt	354,939	351,027
Deferred tax liabilities	91,356	91,147
Uncertain tax positions	36,659	33,394
Other long-term liabilities	13,275	13,796
Total liabilities	533,600	540,747
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,394,898 and 65,360,041 shares outstanding, respectively	654	654
Additional paid-in capital	2,195,034	2,192,612
Accumulated other comprehensive loss	—	(1,201)
Accumulated losses	(92,467)	(89,898)
Total Royal Gold stockholders’ equity	2,103,221	2,102,167
Non-controlling interests	36,045	39,102
Total equity	2,139,266	2,141,269
Total liabilities and equity	$2,672,866	$2,682,016

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(In thousands except for per share data)

	Three Months Ended
	September 30,	September 30,
	2018	2017
Revenue	$99,992	$112,476

Costs and expenses
Cost of sales	16,527	20,419
General and administrative	9,927	6,899
Production taxes	1,292	543
Exploration costs	4,362	3,203
Depreciation, depletion and amortization	42,551	39,692
Total costs and expenses	74,659	70,756

Operating income	25,333	41,720

Fair value changes in equity securities	(1,468)	—
Interest and other income	103	989
Interest and other expense	(7,877)	(8,617)
Income before income taxes	16,091	34,092

Income tax expense	(4,115)	(7,544)
Net income	11,976	26,548
Net loss attributable to non-controlling interests	3,032	2,083
Net income attributable to Royal Gold common stockholders	$15,008	$28,631

Net income	$11,976	$26,548
Adjustments to comprehensive income , net of tax Unrealized change in market value of available-for-sale securities	—	197
Comprehensive income	11,976	26,745
Comprehensive loss attributable to non-controlling interests	3,032	2,083
Comprehensive income attributable to Royal Gold stockholders	$15,008	$28,828

Net income per share available to Royal Gold common stockholders:
Basic earnings per share	$0.23	$0.44
Basic weighted average shares outstanding	65,374,866	65,235,496
Diluted earnings per share	$0.23	$0.44
Diluted weighted average shares outstanding	65,497,159	65,404,680
Cash dividends declared per common share	$0.25	$0.24

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended
	September 30,	September 30,
	2018	2017
Cash flows from operating activities:
Net income	$11,976	$26,548
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	42,551	39,692
Amortization of debt discount and issuance costs	3,903	3,679
Non-cash employee stock compensation expense	2,444	2,373
Fair value changes in equity securities	1,468	—
Deferred tax benefit	(1,681)	(727)
Other	—	(223)
Changes in assets and liabilities:
Royalty receivables	1,250	(2,193)
Stream inventory	(701)	89
Income tax receivable	(6,341)	(3,854)
Prepaid expenses and other assets	1,061	(1,654)
Accounts payable	(4,060)	(985)
Income tax payable	(10,241)	6,035
Withholding taxes payable	(703)	37
Uncertain tax positions	3,266	2,493
Other liabilities	445	299
Net cash provided by operating activities	$44,637	$71,609

Cash flows from investing activities:
Acquisition of stream and royalty interests	(3)	(5)
Other	(121)	100
Net cash (used in) provided by investing activities	$(124)	$95

Cash flows from financing activities:
Repayment of revolving credit facility	—	(50,000)
Net payments from issuance of common stock	(1,972)	(3,529)
Common stock dividends	(16,376)	(15,682)
Other	2,163	55
Net cash used in financing activities	$(16,185)	$(69,156)
Net increase in cash and equivalents	28,328	2,548
Cash and equivalents at beginning of period	88,750	85,847
Cash and equivalents at end of period	$117,078	$88,395